Forum Energy Technologies Announces
First Quarter 2015 Results
HOUSTON, TEXAS, April 23, 2015 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2015 revenue of $348 million, a decrease of $56 million, or 14%, from the first quarter 2014. Net income for the quarter was $29 million or $0.31 per diluted share compared to $37 million or $0.38 per diluted share for the prior year period. Excluding $0.01 per share of non-operational items, adjusted diluted earnings per share were $0.30 in the first quarter 2015. Non-operational items for the quarter included a foreign exchange gain of $6.6 million and a restructuring charge of $4.9 million. See Table I for a reconciliation of GAAP to non-GAAP financial information.
First Quarter Results by Segment
Drilling & Subsea
Drilling & Subsea segment revenue in the first quarter 2015 was $215 million, a decrease of $47 million, or 18%, from the first quarter 2014. The revenue decline was across all product lines in the segment. The decrease in the North America land rig count resulted in lower sales of drilling and downhole equipment and products. The Subsea product line had lower revenue due to lower offshore activity.
Production & Infrastructure
Production & Infrastructure segment revenue in the first quarter 2015 was $133 million, a decrease of $9 million, or 7%, from the first quarter 2014. The segment experienced weaker demand for surface production and separation systems and well stimulation consumable products as completion activity declined from the prior year period. Partially offsetting the overall revenue decline was the addition of the J-Mac acquisition during the first quarter 2015.
Review and Outlook
Cris Gaut, Forum’s Chairman and Chief Executive Officer, remarked, "Given the rapid decline of the drilling and completions sector, Forum had a relatively good first quarter.

"We were proactive with our cost reduction efforts, which helped to preserve our operating margins, demonstrating the scalability of our business model. EBITDA for the quarter, excluding non-operational items, was $62 million, or 17.7% of revenue.
"We generated free cash flow of $38 million and delivered on our acquisition strategy with the closing of J-Mac Tool during the first quarter.
"The decline in oil prices had a significant impact on the spending by our customers. Each of our product lines experienced sequentially lower revenues in the first quarter 2015 contributed to by the 44% decline in the North America rig count during the quarter. New orders received by Forum in the first quarter were $288 million, a decline of 32% from the fourth quarter with the only increase being in our Valves product line. Our first quarter 2015 book to bill ratio was 83%.
"Forum expects diluted earnings per share for the second quarter 2015 of $0.15 to $0.20."
Recent Events
Forum received two significant awards in our Subsea product line. The first was for Moffat hot stab equipment from Heerema Marine Contractors, to be supplied on a TOTAL project in Angola. The second, for application outside the oil industry, was for three Dynacon units which will deploy specialized cables in depths exceeding 4000 meters.

Conference Call Information
Forum's conference call is scheduled for April 24, 2015 at 9:00 AM CDT. During the call, the Company intends to discuss first quarter 2015 results. To participate in the earnings conference call, please call 855-757-8876 within North America, or 631-485-4764 outside of North America. The access code is 18868951. The call will also be broadcast through the Investor Relations link on Forum’s website at www.f-e-t.com. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. A replay of the call will be available for two weeks after the call and may be accessed by dialing 855-859-2056 within North America, or 404-537-3406 outside of North America. The access code is 18868951.

Forum Energy Technologies is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Mark Traylor - Vice President, Investor Relations & Planning
281.368.1108
mark.traylor@f-e-t.com

Media Contact
Donna Smith - Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2015	2014	2014
Revenue	$348.1	$403.9	$438.7
Total operating expenses	312.5	347.8	381.1
Earnings from equity investment	4.6	5.3	7.2
Operating income	40.2	61.4	64.8
Other expense
Interest expense	7.6	7.8	6.7
Loss (gain) on foreign exchange and other, net	(6.7)	1.5	(3.6)
Profit before income taxes	39.3	52.1	61.7
Provision for income tax expense	10.6	15.6	15.7
Net income	28.7	36.5	46.0
Less: Net income attributable to noncontrolling interest	—	—	—
Net income attributable to common stockholders (1)	$28.7	$36.5	$46.0

Weighted average shares outstanding
Basic	89.5	92.1	92.4
Diluted	91.5	95.2	94.7

Earnings per share
Basic	$0.32	$0.40	$0.50
Diluted	$0.31	$0.38	$0.49

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

(in millions of dollars)	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$83.9	$76.6
Accounts receivable—trade, net	256.4	287.0
Inventories, net	521.2	461.5
Other current assets	71.5	70.0
Total current assets	933.0	895.1
Property and equipment, net of accumulated depreciation	202.6	190.0
Goodwill and other intangibles, net	1,063.4	1,070.2
Investment in unconsolidated subsidiary	54.2	49.7
Other long-term assets	15.8	16.6
Total assets	$2,269.0	$2,221.6
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$0.8	$0.8
Other current liabilities	292.1	281.4
Total current liabilities	292.9	282.2
Long-term debt, net of current portion	467.8	428.0
Other long-term liabilities	115.7	115.4
Total liabilities	876.4	825.6
Total stockholders’ equity	1,392.1	1,395.4
Noncontrolling interest in subsidiary	0.5	0.6
Total equity	1,392.6	1,396.0
Total liabilities and equity	$2,269.0	$2,221.6

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three months ended March 31,
(in millions of dollars)	2015	2014
Cash flows from operating activities
Net income	$28.7	$36.5
Depreciation and amortization	16.3	15.9
Other, primarily working capital	3.5	10.5
Net cash provided by operating activities	$48.5	$62.9
Cash flows from investing activities
Capital expenditures for property and equipment	$(11.4)	$(11.1)
Proceeds from sale of business, property and equipment and other	0.6	6.7
Acquisition of businesses, net of cash acquired	(60.8)	—
Net cash used in investing activities	$(71.6)	$(4.4)
Cash flows from financing activities
Borrowings of long-term debt, including borrowings due to acquisitions	$65.0	$—
Repayment of long-term debt	(25.3)	(35.5)
Other	(5.1)	4.6
Net cash provided by (used in) financing activities	$34.6	$(30.9)
Effect of exchange rate changes on cash	(4.2)	(0.2)
Net decrease in cash and cash equivalents	$7.3	$27.4

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (5)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2015	March 31, 2014	December 31, 2014	March 31, 2015	March 31, 2014	December 31, 2014
Revenue
Drilling & Subsea	$215.1	$261.7	$278.1	$215.1	$261.7	$278.1
Production & Infrastructure	133.2	142.6	160.8	133.2	142.6	160.8
Eliminations	(0.2)	(0.4)	(0.2)	(0.2)	(0.4)	(0.2)
Total revenue	$348.1	$403.9	$438.7	$348.1	$403.9	$438.7

Operating income
Drilling & Subsea	$29.2	$47.0	$45.9	$33.7	$47.0	$47.4
Operating income margin %	13.6%	18.0%	16.5%	15.7%	18.0%	17.0%
Production & Infrastructure (1)	19.2	23.9	32.3	19.6	23.9	32.4
Operating income margin %	14.4%	16.8%	20.1%	14.7%	16.8%	20.1%
Corporate	(8.3)	(8.7)	(12.3)	(8.3)	(8.7)	(10.8)
Total Segment operating income	40.1	62.2	65.9	45.0	62.2	69.0
Other items not in segment operating income (2)	0.1	(0.8)	(1.1)	0.3	0.1	(1.1)
Total operating income	$40.2	$61.4	$64.8	$45.3	$62.3	$67.9
Operating income margin %	11.5%	15.2%	14.8%	13.0%	15.4%	15.5%

EBITDA (3)
Drilling & Subsea	$48.4	$58.1	$60.7	$45.4	$58.9	$58.0
Percentage of D&S revenue %	22.5%	22.2%	21.8%	21.1%	22.5%	20.9%
Production & Infrastructure	21.8	26.1	35.2	23.0	26.8	35.5
Percentage of P&I revenue %	16.4%	18.3%	21.9%	17.3%	18.8%	22.1%
Corporate	(6.8)	(7.5)	(11.2)	(6.7)	(7.5)	(9.6)
Other items (4)	(0.2)	(0.9)	—	—	—	—
Total EBITDA	$63.2	$75.8	$84.7	$61.7	$78.2	$83.9
Percentage of total revenue %	18.2%	18.8%	19.3%	17.7%	19.4%	19.1%

(1) Includes earnings from equity investment.
(2) Includes transaction expenses, loss on sale of business and gain/(loss) on sale of assets.
(3) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(4) Includes transaction expenses and loss on sale of business.
(5) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 1 - Adjusting items
	Three months ended
	March 31, 2015			March 31, 2014			December 31, 2014
(in millions, except per share information)	Operating income	EBITDA (1)	Diluted EPS	Operating income	EBITDA (1)	Diluted EPS	Operating income	EBITDA (1)	Diluted EPS
As reported	$40.2	$63.2	$0.31	$61.4	$75.8	$0.38	$64.8	$84.7	$0.49
% of revenue	11.5%	18.2%		15.2%	18.8%		14.8%	19.3%
Restructuring charges	4.9	4.9		—	—		3.1	3.1
Transaction expenses	0.2	0.2		0.1	0.1		—	—
Loss on sale of business	—	—		0.8	0.8		—	—
Loss (gain) on foreign exchange, net (2)	—	(6.6)		—	1.5		—	(3.9)
As adjusted (1)	$45.3	$61.7	$0.30	$62.3	$78.2	$0.40	$67.9	$83.9	$0.48
% of revenue	13.0%	17.7%		15.4%	19.4%		15.5%	19.1%

(1) The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to the Company's investors because (i) EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions and (ii) each of adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) Loss (gain) on foreign exchange, net primarily relates to the translation of U.S. dollar denominated receivables for reporting purposes only and have no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 2 - Adjusting Items
	Three months ended
(in millions of dollars)	March 31, 2015	March 31, 2014	December 31, 2014
EBITDA reconciliation (1)
Net income attributable to common stockholders	$28.7	$36.5	$46.0
Interest expense	7.6	7.8	6.7
Depreciation and amortization	16.3	15.9	16.3
Income tax expense	10.6	15.6	15.7
EBITDA	$63.2	$75.8	$84.7

(1) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

Table 3 - Adjusting items
	Three months ended
(in millions of dollars)	March 31, 2015	March 31, 2014
Free cash flow, before acquisitions, reconciliation (2)
Net cash provided by operating activities	$48.5	$62.9
Capital expenditures for property and equipment	(11.4)	(11.1)
Proceeds from sale of property and equipment	0.6	0.4
Free cash flow, before acquisitions	$37.7	$52.2

(2) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.